Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES PRICING OF
$700 MILLION OF 10% SENIOR SECURED NOTES DUE 2020

FRISCO, TEXAS, March 4, 2015 – Comstock Resources, Inc. (“Comstock” or the “Company”) (NYSE: CRK) announced today that it has priced $700 million in aggregate principal amount of its 10% senior secured notes due 2020 to be sold to purchasers in a private offering. The notes and the related subsidiary guarantees will be secured by a first priority lien on substantially all of the Company’s and its subsidiaries’ assets, subject to payment priority in favor of the lenders under a new credit facility described below. Comstock intends to use the net proceeds of the proposed offering to retire its existing bank credit facility, with remaining proceeds for general corporate purposes. Comstock expects to close the sale of the notes on March 13, 2015, subject to the satisfaction of customary closing conditions.  In connection with the pricing of the notes, the Company has entered into a new $50 million bank revolving credit facility.

The notes were offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act or the securities laws of any jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.